UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 8, 2013
Date of Report (Date of earliest event reported)

PLURES TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5297 Parkside Drive
Canandaigua, NY 14424
(Address of principal executive offices) (Zip Code)

(585) 905-0554
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                  Entry into Material Definitive Agreement

Item 2.03                  Creation of a Direct Financial Obligation or an Obligation under an
   Off-Balance Sheet Arrangement of a Registrant

Item 3.02                 Unregistered Sales of Equity Securities

On May 8, 2013, the Registrant, and a subsidiary of the Registrant (“AMS”), entered into a series of financing agreements pursuant to which the Registrant raised approximately $5,200,000.

AMS entered into a loan and security agreement with Hercules Technology Growth Capital Inc. (“Hercules”) pursuant to which AMS borrowed $2,000,000, with the possible loan of an additional $1,000,000 by Hercules in 2014.  The Hercules loan is repayable over a three and one half year period ending in October, 2016.  Hercules received a first priority security interest in all of the assets of the Registrant and its subsidiaries.  Repayment has been guaranteed by the Registrant and its other operating subsidiary.  In connection with the Hercules loan, Hercules received a warrant to purchase Series A Preferred Stock of the Registrant which would be convertible into 3.5% of the fully diluted common stock of the Registrant after such issuance, measured as of the time of the exercise of such warrant.  The exercise price of the warrant is $0.01 per share of Series A Preferred Stock.

In connection with the Hercules loan, Massachusetts Development Finance Agency (“MDFA”), a senior lender to AMS, subordinated its first priority security interest in the assets of the AMS to the security interest of Hercules, and increased the interest rate on its loan from 6 ½% to 9 ½% until it receives a prepayment of $500,000.  Furthermore, AMS entered into an extension of its facilities lease with its landlord to June 30, 2014, with the right, upon exercise of two options, to extend the term to December 31, 2016.

The Registrant’s principal stockholders, and others purchased a total of $3,225,000 of 2% junior secured convertible notes.  The 2% notes are due 54 months after issuance, at which time all principal and interest will be due and payable.  The notes are convertible into the common stock of the Registrant at $1.60 per share (or $1.00 per share if the cash of the Registrant and its subsidiaries drops below $1,000,000).  The 2% notes are accompanied by warrants to purchase the number of shares of common stock of the Registrant into which the notes are then convertible, at an exercise price of $0.01 per share.  The notes are secured by a security interest in all of the assets of the Registrant and its subsidiaries, junior to the security interest of Hercules and MDFA.

Prior to this financing, the Registrant had sold $2,433,333 of 2% notes and warrants (the “Prior Note and Prior Warrants”).  As part of the purchase of approximately $3.225 million of 2% notes, the Prior Notes become convertible at $1.60 per share of common stock of the Registrant (or $1.00 of the cash of the Registrant and its subsidiaries drops below $1,000,000) and the Prior Warrants become exercisable for the number of shares of common stock of the Registrant into which the Prior Notes are then convertible.  The security interest of the Prior Notes was consolidated with the security interest of the $3.2 million of 2% notes.

In connection with these transactions, the Registrant paid commissions of approximately $150,000 and issued warrants exercisable at $.01 per share for 75,000 shares of common stock of the Registrant to the registered broker dealer which arranged the financing.

The sale of unregistered securities of the Registrant is exempt from registration under Regulation D of the General Rules and Regulations under the Securities Act of 1933.

Item 9.01                      Finance Statements and Exhibits

10.1	Loan and Security Agreement between Hercules (“Hercules”) and Advanced Microsensors Corporation (“AMS”)

10.2	Stock Pledge and Security Agreement between the Registrant and Hercules

10.3	Stock Pledge and Security Agreement between Plures Holdings, Inc. (“Holdings”) and the Registrant

10.4	Patent Grant of Security Interest by AMS to Hercules

10.5	Warrant Agreement of the Registrant with Hercules

10.6	First Amendment of AMS Term Note to MDFA

10.7	Common Stock Purchase Warrant of the Registrant to MDFA

10.8	Amended Securities Purchase Agreement

10.9	2% Secured Convertible Promissory Note

10.10	Amended Pledge and Security Agreement

10.11	Common Stock Purchase Warrant

10.12	Fifth Amendment to Lease

10.13	First Amendment to Investors Rights Agreement

10.14	Subordination and Intercreditor Agreement

10.15	Press Release dated May 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 14, 2013	Plures Technologies, Inc.

By: /s/ David R. Smith
David R. Smith
CEO